UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2017

MARIMED INC.

(Exact name of registrant as specified in its charter)

Delaware	0-54433	27-4672745
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

26 Ossipee Road, Newton, Massachusetts	02464
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 795-5140

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

MariMed Advisors Inc., a subsidiary of MariMed Inc., has completed a $4 million loan financing. The loan transaction was completed by the issuance by borrower of a secured $4 million principal amount promissory note (the “note”) to Best Buds Funding LLC. The note bears interest at the rate of 12% per annum, with interest payable monthly. The note is due and payable on or prior to June 18, 2018. If not fully paid by such date, the lender may elect to extend time for payment by up to six months, with interest at the rate of 14% per annum during any such extension period. The borrower may elect to prepay the note in whole or part at any time after March 18, 2018 without premium or penalty. In addition, the company issued three-year warrants to lender designees, exercisable at any time and from time to time through December 18, 2020, to purchase up to an aggregate of 1,000,000 shares of our common stock at an exercise price of $0.50 per share. The foregoing description of the note is qualified in its entirety by reference to the note, a copy of which is filed as an exhibit to this Form 8-K and is incorporated by reference in this Item 1.01.

Item 3.02.	Unregistered Sales of Equity Securities.

As disclosed above, on December 19, 2017 we consummated a secured loan of $4 million.

Item 9.01.	Financial Statements and Exhibits

(d)        Exhibits

Exhibit	Description

10.1	Secured Commercial Promissory Note of MariMed Advisors Inc. dated December 19, 2017 due June 18, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARIMED INC.

Dated: December 26, 2017
	By:	/s/ ROBERT FIREMAN
Robert Fireman, CEO

Exhibit Index

10.1	Secured Commercial Promissory Note of MariMed Advisors Inc. dated December 19, 2017 due June 18, 2017.